EXHIBIT 99.1
FirstCash Reports Record Second Quarter Earnings Results;
Pawn Segment Earnings Increase 36% in U.S. and 18% in LatAm;
Increases Quarterly Dividend by 10% to $0.33 per Share
____________________________________________________________

Fort Worth, Texas (July 28, 2022) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of retail pawn stores and a leading provider of retail point-of-sale (“POS”) payment solutions, today announced operating results for the three and six month periods ended June 30, 2022. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.33 per share, an increase of 10% compared to the previous quarterly dividend of $0.30 per share, which will be paid in August 2022.

Mr. Rick Wessel, chief executive officer, stated, “We are excited to report record second quarter results driven by especially strong revenue growth from core pawn operations as consolidated same-store pawn fees grew 20% while consolidated retail sales were up 10% on a same-store basis over the prior-year quarter. Resulting segment earnings from pawn operations increased 36% in the U.S. and 18% in Latin America versus the prior year. The recently acquired AFF operations saw continued growth in active retail merchant locations and gross transaction volumes, which contributed to solid earnings results for the retail POS payment solutions segment.

“The Company’s cash flows and balance sheet continue to be strong, supporting revenue growth, $102 million in stock repurchases so far this year and the announced 10% increase in the cash dividend. We further believe the outlook for the second half of 2022 remains highly positive given July revenue trends in our pawn stores.”

This release contains adjusted earnings measures, which exclude certain non-operating and/or non-cash expenses, which are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended June 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2022	2021	2022	2021
Revenue	$647,616	$389,578	$659,130	$389,578
Net income	$86,108	$28,427	$51,159	$29,038
Diluted earnings per share	$1.81	$0.70	$1.08	$0.71
EBITDA (non-GAAP measure)	$151,629	$56,786	$96,417	$57,524
Weighted-average diluted shares	47,499	40,802	47,499	40,802

	Six Months Ended June 30,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2022	2021	2022	2021
Revenue	$1,307,455	$797,517	$1,335,142	$797,517
Net income	$114,113	$62,142	$108,031	$63,966
Diluted earnings per share	$2.38	$1.52	$2.26	$1.56
EBITDA (non-GAAP measure)	$229,725	$120,741	$197,765	$123,125
Weighted-average diluted shares	47,897	40,929	47,897	40,929

Consolidated Operating Highlights
•Diluted earnings per share for the second quarter of 2022 increased 159% on a GAAP basis to $1.81, which included a gain related to the revaluation of the contingent consideration related to the AFF acquisition, partially offset by other non-cash AFF purchase accounting adjustments as further discussed in the AFF segment results below.
•Adjusted non-GAAP diluted earnings per share, which exclude the above impacts and other adjustments described herein, increased 52% to $1.08 compared to the prior-year quarter.
•Year-to-date diluted earnings per share increased 57% on a GAAP basis and 45% on an adjusted non-GAAP basis compared to the prior year.
•Consolidated revenues totaled $648 million, a second quarter record, representing a 66% increase over the prior-year quarter. Adjusted consolidated revenues were $659 million, up 69%, for the second quarter, which excludes the non-cash impacts from purchase accounting. Year-to-date consolidated revenues increased 64% on a GAAP basis and increased 67% on an adjusted non-GAAP basis compared to the prior year.
•EBITDA and Adjusted EBITDA for the second quarter of 2022 increased 167% and 68%, respectively, compared to the prior-year quarter. For the twelve month period ended June 30, 2022, EBITDA increased 64% to $353 million while adjusted EBITDA increased 57% to $364 million over the comparable prior year period.
•Pre-tax operating income from the Company’s pawn segments increased $22 million, or 29%, in the second quarter of 2022 compared to the prior-year quarter, reflecting significant growth in pawn receivables and more normalized merchandise inventory levels compared to a year ago. Year-to-date profit from the pawn segments for 2022 increased 24% compared to last year and represented 80% of adjusted segment profit.
•U.S. pawn segment pre-tax income for the second quarter of 2022 was $64 million, an increase of 36% over the second quarter of the prior year. These results were driven primarily by a 31% increase in pawn fee revenue compared to last year.
•Latin America pawn segment pre-tax income for the second quarter of 2022 was $33 million, an increase of 18% over the second quarter of the prior year, reflecting accelerating pawn loan demand and double digit growth in combined revenue from pawn fees and retail sales.
•The retail POS payment solutions segment (AFF) contributed second quarter GAAP segment pre-tax income of $12 million. Excluding non-cash purchase accounting impacts, adjusted segment pre-tax income was $25 million.

U.S. Pawn Segment
•Segment pre-tax operating income increased by $17 million, or 36%, for the second quarter of 2022 compared to the prior-year quarter. The resulting segment pre-tax operating margin was 21% for the second quarter of 2022, an improvement over the 19% margin for the prior-year quarter.
•Year-to-date segment pre-tax operating income increased by $29 million, or 27% compared to the prior-year period. The resulting segment pre-tax operating margin was 22% for the year-to-date period, an improvement over the 21% margin for the prior-year.
•Pawn receivables at June 30, 2022 increased 33% compared to the prior year and are now above the comparative pre-pandemic levels of June 2019. Same-store pawn receivables are also up 33% over the same point a year ago.
•Pawn loan fee revenue was up 31% for the second quarter of 2022 and 29% on a same-store basis, as compared to the prior-year quarter.
•Retail merchandise sales in the second quarter of 2022 increased 13% compared to the prior-year quarter. On a same store-basis, retail sales increased 10% compared to the prior-year quarter.

•Retail sales margins remained strong at 41% in the second quarter of 2022, reflecting solid demand for value-priced, pre-owned merchandise and low levels of aged inventory.
•Merchandise inventories increased 29% on a year-over-year basis versus the depleted levels a year ago and are now normalized to pre-COVID levels. Inventories remain well-positioned, with aged inventory (greater than one year) remaining low at 1%.
•Operating expenses increased 8% in total and 6% on a same-store basis in the second quarter of 2022 compared to the prior-year quarter and includes a 23% increase in variable compensation expense over the prior-year period as a result of the strong operating results.
•One store in Texas was acquired during the second quarter of 2022 with two additional stores acquired in Florida subsequent to the June 30 quarter end. Two existing store locations have been strategically relocated this year with another four relocations in progress. Additionally, the Company purchased the underlying real estate at 22 of its pawn stores during the second quarter and a total of 28 properties have been acquired year-to-date.

Latin America Pawn Segment
Note: Certain growth rates below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the second quarter of 2022 was 20.0 pesos / dollar, and for the six month period ended June 30, 2022 was 20.3 pesos / dollar, both of which were materially consistent with the prior-year periods.
•Segment pre-tax operating income for the second quarter of 2022 increased 18% over the prior-year quarter, reflecting an increased contribution from retail sales revenue. The resulting segment pre-tax operating margin increased to 21% for the second quarter of 2022 compared to 20% in the prior-year quarter.
•Year-to-date segment pre-tax operating income increased by $9 million, or 17% compared to the prior-year period. The resulting segment pre-tax operating margin was 20% for the year-to-date period, which equaled the prior-year period.
•Total and same-store retail merchandise sales in the second quarter of 2022 were especially strong, increasing 11% compared to the prior-year quarter, reflecting continued demand for popular value-priced merchandise.
•Pawn loan fees increased 8% in the second quarter of 2022 as compared to the prior-year quarter, reflecting growth in both pawn receivables and yields on the portfolio. On a same-store basis, pawn loan fees increased 7% compared to the prior-year quarter.
•Pawn receivables at June 30, 2022 increased 6% compared to the prior year, or 7% on a constant currency basis. On a same-store basis, pawn receivables increased 5%, or 6% on a constant currency basis, compared to the prior year. These constant currency growth rates represented sequential improvement compared to the first quarter and indicated that demand in Latin America is now beginning to follow recent U.S. trends.
•Retail margins remained consistent and solid at 37% in the second quarter of 2022, especially given the significant percentage of sales coming from cell phones and other consumer electronics.
•Annualized inventory turnover was 4.2 times for the trailing twelve months ended June 30, 2022, while inventories aged greater than one year as of June 30, 2022 remained low at 1%.
•Operating expenses increased 5% in total and on a same-store basis compared to the prior-year quarter, which includes a 21% increase in variable compensation expense over the prior year.
•A total of nine de novo locations were opened in Latin America during the second quarter of 2022 and 19 locations have been opened year-to-date. The Company also continues to strategically relocate and/or consolidate specific acquired stores in order to upgrade the locations and increase operational efficiencies.

Retail POS Payment Solutions Segment - American First Finance (AFF)
Note: The reconciliations of GAAP revenues and earnings for this segment to adjusted revenues and earnings are provided and described in more detail in the Retail POS Payment Solutions Segment Results section of this release.
•Total segment revenues, comprised of lease-to-own (“LTO”) fees and interest and fees on finance receivables, for the second quarter of 2022 totaled $191 million on a GAAP basis, or $203 million on an adjusted basis, which excludes the non-cash impacts of fair value purchase accounting requirements. Revenues for the year-to-date period totaled $384 million on a GAAP basis and $412 million on an adjusted basis.
•Segment pre-tax operating income for the second quarter of 2022 totaled $12 million on a GAAP basis, or $25 million on an adjusted basis, which excludes non-cash purchase accounting impacts. For the year-to-date period, segment pre-tax operating income totaled $17 million on a GAAP basis and $50 million on an adjusted basis.
•AFF continued to grow market share in the retail POS payment solutions space with approximately 7,600 active retail and e-commerce merchant partner locations at June 30, 2022, representing a 34% increase in active merchant locations compared to the same point last year and a 10% sequential increase.
•Combined leased merchandise and finance receivables outstanding at June 30, 2022, excluding the impacts of purchase accounting, increased 21% compared to the same point last year.
•Gross transaction volume from LTO and POS financing transactions totaled $206 million for the second quarter of 2022. This represents an increase of 5% compared to pre-acquisition results in the second quarter of 2021. Gross transaction volume was driven by the growth in retail partner locations and online originations, partially offset by the slowdown in consumer foot traffic in many of AFF’s merchant partner retail locations.
•Credit loss provisioning was in line with expectations, which is based on CECL-type accounting methodology which estimates full day-one provisioning of expected lifetime losses on both LTO and retail finance products. The provisioning for second quarter 2022 gross transaction originations reflects the historical pre-COVID credit environment supplemented with an additional provisioning overlay given the current macroeconomic environment. Combined lease and loan charge-offs for the second quarter of 2022 were consistent with previously expected losses included in the Company’s loss reserves on the lease and loan portfolio.
•In addition to the segment level results for AFF, the Company recognized a non-cash gain of $66 million in the second quarter related to a net decrease in the fair value of the contingent consideration payable to the seller of AFF. The contingent consideration is primarily based on AFF’s achievement of certain EBITDA targets by the end of 2022 and in the first half of 2023. Given the macro-driven slowdown in origination activity compared to the forecasts at the time the AFF acquisition was negotiated last summer, the Company now expects the earnout component of the contingent consideration to be at the low end of the payout scale. The gain has been excluded from adjusted earnings measures as described in more detail in the reconciliation of non-GAAP financial measures to GAAP financial measures provided elsewhere in this release.

Cash Flow and Liquidity
•The Company generated $227 million in cash flow from operations and $152 million in adjusted free cash flow during the six months ended June 30, 2022, which represented year-over-year increases of 99% and 78%, respectively.
•For the trailing twelve months ended June 30, 2022, cash flow from operations totaled $336 million while adjusted free cash flow was $181 million, representing year-over-year increases of 75% and 136%, respectively.

•The Company’s strong liquidity position at June 30, 2022 includes cash balances of $110 million and ample borrowing capacity under its bank lines of credit. Year-to-date, the Company has utilized its cash flows and liquidity to fund significant growth in pawn receivables and inventories, strategically purchase $59 million of underlying real estate at 28 pawn store locations and repurchase $88 million of its stock, as further discussed below.
•The resulting net debt to trailing twelve months adjusted EBITDA ratio improved to 3.3 times as of June 30, 2022 compared to 4.1 times as of December 31, 2021.

Shareholder Returns
•The Company repurchased 301,000 shares of common stock during the second quarter of 2022 at an aggregate cost of $20 million and an average cost per share of $68.10. Year-to-date, through the date of this release, the Company repurchased 1,486,000 shares of common stock in 2022 at an aggregate cost of $102 million and an average cost per share of $68.79. The Company had $70 million remaining under its current share repurchase authorization as of the date of this release. Future share repurchases are subject to expected liquidity, acquisition opportunities, debt covenant restrictions and other relevant factors.
•The Board of Directors declared a $0.33 per share third quarter cash dividend on common shares outstanding, which will be paid on August 26, 2022 to stockholders of record as of August 12, 2022. On an annualized basis, the dividend is now $1.32 per share, representing a 10% increase over the previous annualized dividend of $1.20 per share. Any future dividends are subject to approval by the Company’s Board of Directors.

2022 Outlook
The Company outlook for 2022 remains very positive as it continues to expect significant year-over-year revenue and earnings growth based on first half results and current trends. Anticipated conditions and trends for the remainder of the year include the following:
Pawn Operations:
•Pawn operations are expected to remain the primary earnings driver for 2022 as the Company expects segment income from the combined U.S. and Latin America pawn segments will be approximately 80% of total adjusted segment level pre-tax income.
•Inflationary economic environments have historically driven increased customer demand for both pawn loans and value-priced merchandise offered in pawn stores.
◦Demand for pawn loans in the U.S. continues to be robust, with continued growth in pawn receivable balances. Customer fundings (new pawns and direct purchases of merchandise from customers) for July continue to be above comparative pre-pandemic levels in 2019.
◦In Latin America, growth in pawn balances accelerated significantly in the second quarter with pawn receivables now above 2019 levels for the first time since the pandemic began. In July to date, the Company has seen continued sequential acceleration in customer fundings compared to June.
◦July retail sales results continue to be extremely strong, with same-store sales up over 13% in the U.S. and over 8% in Latin America month-to-date over the comparative prior-year period.
•Pawn merchandise inventories remain well-positioned, having essentially normalized to pre-COVID levels with very limited amounts of aged inventory, which continue to drive retail margins at or above historical levels.
•Increases in wages and certain other operating costs across all markets are expected in 2022, including Mexico in particular, where the federal minimum wage and certain statutory employee benefits were increased at the beginning of the year. The Company believes these additional expenses are manageable and expects them to be more than offset by increased revenues.

•The Company continues to expect up to 60 new store additions in 2022 through a combination of de novo openings and acquisitions.
•The current trading level for the Mexican peso to the U.S. dollar is approximately 20.5 to 1. Each full point change in the exchange rate of the peso represents an approximate $0.08 annual impact on earnings per share.

AFF Operations:
•Despite macroeconomic headwinds negatively impacting retail sales at many of AFF’s retail merchant partners, the Company continues to expect AFF to generate full year growth in gross transaction volumes and total revenues, primarily from increased door counts from both new and existing merchant relationships.
•The roll out of AFF products to the FirstCash stores in the U.S. is well underway with approximately 300 locations now offering the product and the remainder of the U.S. pawn stores expected to be onboarded in the second half of 2022.
•AFF’s estimated lease and loan loss provisioning for the remainder of the year is expected to reflect higher, pre-pandemic loss rates with additional provisioning for certain portfolios given the current macroeconomic environment. As a reminder, AFF utilizes a lease and loan reserve methodology that reflects expected lifetime losses on its portfolios. The initial lifetime lease and loan loss reserve is established in the month that the transactions are originated and is updated monthly thereafter only for the change in estimated future losses.

Tax Rate:
•The consolidated effective income tax rate for the six months ended June 30, 2022 was 22.2%, which included a $3.4 million permanent tax benefit related to the gain on revaluation of contingent acquisition consideration described above. Excluding the permanent tax benefit, the adjusted effective income tax rate was 24.5% for the six months ended June 30, 2022.
•For the full year of 2022, the adjusted effective income tax rate (excluding the permanent tax benefit described above) under current tax codes in the U.S. and Latin America is expected to range from 24.5% to 25.5%.

Additional Commentary and Analysis

Mr. Wessel provided additional insights on the Company’s strong second quarter operating performance, “Given the inflationary and uncertain macroeconomic environment, our results reflect the durability and often defensive nature of our core pawn business. During the second quarter, we experienced further demand-driven acceleration of pawn receivable growth in both our U.S. and LatAm markets. Additionally, demand for deep value retail goods remained strong, with both segments reporting double-digit growth in same-store retail sales and retail margins at or above historical levels. At the same time, we continued to manage our expenses, with same-store operating expenses up less than the current rate of inflation in both the U.S. and Latin America.

“These outstanding results in our core pawn segments generated strong revenue growth which, coupled with outstanding execution by our experienced operations teams, translated into even greater earnings growth. As we begin the third quarter, our pawn stores in both the U.S. and Latin America continue to see increasing demand for pawn loans and value-priced merchandise, which is consistent with pawn revenue growth demonstrated in previous recessionary economic cycles.

“AFF again posted solid results during its second full quarter since the acquisition late last year. While the retail environment for most of AFF’s merchant partners remains challenging, AFF again saw year-over-year growth in gross transaction volumes and revenues during the second quarter. We are encouraged by the continued growth in the number of active merchant doors across most industry verticals, positioning AFF for future revenue and earnings growth. Credit performance for the quarter was as expected with trends that are consistent with pre-pandemic results in 2018 and 2019. The lease and loan loss reserves continue to reflect lifetime expected losses based on historical performance and expected near-term trends.

“Consolidated second quarter and year-to-date earnings growth translated into strong cash flows which continue to be reinvested into assets supporting revenue growth and shareholder returns. Growth investments included a combination of pawn store acquisitions, new store openings and strategic real estate purchases. We also continued to opportunistically repurchase stock, with second quarter-to-date repurchases of 301,000 shares and almost 1.5 million shares repurchased this year through the date of this release. Since the merger with Cash America in 2016, the Company has now repurchased almost 10 million shares of stock.

“Additionally, we are especially pleased to announce the 10% increase in our quarterly dividend to $0.33 per share, or $1.32 per year, which reflects our continued confidence and optimism about the business.

“As we look toward the second half of the year and beyond, we believe that we are very well-positioned with over 80% of our expected adjusted segment net income for 2022 anticipated to come from our core pawn operations. Additionally, our cash flows and balance sheet are expected to support further long term growth of assets and shareholder returns. I would like to thank our 17,000 employees for their hard work and dedication, particularly over these past few challenging years, while maintaining our high standards of customer service,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores and a leading provider of technology-driven point-of-sale payment solutions, both focused on serving cash and credit-constrained consumers. FirstCash’s more than 2,800 pawn stores buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small consumer pawn loans secured by pledged personal property. FirstCash, through its wholly owned subsidiary, AFF, also provides lease-to-own and retail finance payment solutions for consumer goods and services through a nationwide network of approximately 7,600 active retail merchant partner locations. As one of the largest omni-channel providers of “no credit required” payment options, AFF’s technology provides its merchant partners with seamless leasing and financing experiences in-store, online, in-cart and on mobile devices.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information
This release contains forward-looking statements about the business, financial condition and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”). Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, risks related to the AFF transaction, including the failure of the transaction to deliver the estimated value and benefits expected by the Company, the incurrence of unexpected future costs, liabilities or obligations as a result of the transaction, the effect of the transaction on the ability of the Company to retain and hire personnel and maintain relationships with retail partners, consumers and others with whom the Company and AFF do business; the ability of the Company to successfully integrate AFF’s operations; the ability of the Company to successfully implement its plans, forecasts and other expectations with respect to AFF’s business; risks associated with the Consumer Financial Protection Bureau (the “CFPB”) lawsuit filed against the Company, the putative shareholder securities class action lawsuit filed against the Company, the California private lawsuits filed against the Company in which the plaintiffs are seeking class certification, and subpoenas seeking information from the Company received from state regulators from time to time, including the incurrence of meaningful expenses, reputational damage, monetary damages and other penalties; risks related to the regulatory environment in which the Company operates; general economic risks, including the contributory effects of the COVID-19 pandemic and governmental responses that have been, and may in the future be, imposed in response to the pandemic; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own and retail finance products; labor shortages and increased labor costs; inflation; a deterioration in the economic conditions in the United States and Latin America which potentially could have an impact on discretionary consumer spending; currency fluctuations, primarily involving the Mexican peso; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue:
Retail merchandise sales	$298,257	$265,567	$601,076	$537,609
Pawn loan fees	134,067	109,909	265,886	225,431
Leased merchandise income	147,700	—	297,647	—
Interest and fees on finance receivables	43,744	—	86,193	—
Wholesale scrap jewelry sales	23,848	14,102	56,653	34,477
Total revenue	647,616	389,578	1,307,455	797,517

Cost of revenue:
Cost of retail merchandise sold	179,309	153,424	361,523	310,577
Depreciation of leased merchandise	82,605	—	176,311	—
Provision for lease losses	38,035	—	77,855	—
Provision for loan losses	26,800	—	51,497	—
Cost of wholesale scrap jewelry sold	19,895	11,932	48,110	29,129
Total cost of revenue	346,644	165,356	715,296	339,706

Net revenue	300,972	224,222	592,159	457,811

Expenses and other income:
Operating expenses	180,555	139,128	353,851	276,452
Administrative expenses	37,068	27,398	73,931	58,397
Depreciation and amortization	25,982	10,902	51,524	21,514
Interest expense	16,246	7,198	32,467	14,428
Interest income	(222)	(119)	(898)	(277)
Loss (gain) on foreign exchange	27	(577)	(453)	(310)
Merger and acquisition expenses	314	1,086	979	1,252
Gain on revaluation of contingent acquisition consideration	(65,559)	—	(62,989)	—
Other expenses (income), net	(3,062)	401	(2,885)	1,279
Total expenses and other income	191,349	185,417	445,527	372,735

Income before income taxes	109,623	38,805	146,632	85,076

Provision for income taxes	23,515	10,378	32,519	22,934

Net income	$86,108	$28,427	$114,113	$62,142
Certain amounts in the consolidated statements of income for the three and six months ended June 30, 2021 have been reclassified in order to conform to the 2022 presentation.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30,		December 31,
	2022	2021	2021
ASSETS
Cash and cash equivalents	$110,414	$50,061	$120,046
Accounts receivable, net	55,924	40,183	55,356
Pawn loans	385,708	312,166	347,973
Finance receivables, net (1)	125,619	—	181,021
Inventories	260,528	216,955	263,311
Leased merchandise, net (1)	118,924	—	143,944
Prepaid expenses and other current assets	21,125	19,022	17,707
Total current assets	1,078,242	638,387	1,129,358

Property and equipment, net	519,836	404,283	462,526
Operating lease right of use asset	301,979	299,223	306,061
Goodwill	1,522,192	1,017,273	1,536,178
Intangible assets, net	359,716	83,372	388,184
Other assets	8,345	9,406	8,531
Deferred tax assets, net	6,231	4,489	5,614
Total assets	$3,796,541	$2,456,433	$3,836,452

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$198,967	$103,700	$244,327
Customer deposits and prepayments	59,754	44,486	57,310
Lease liability, current	90,804	89,027	90,570
Total current liabilities	349,525	237,213	392,207

Revolving unsecured credit facilities	274,000	163,000	259,000
Senior unsecured notes	1,034,761	493,303	1,033,904
Deferred tax liabilities, net	121,046	75,912	126,098
Lease liability, non-current	199,211	196,189	203,166
Other liabilities	—	—	13,950
Total liabilities	1,978,543	1,165,617	2,028,325

Stockholders’ equity:
Common stock	573	493	573
Additional paid-in capital	1,729,625	1,219,948	1,724,956
Retained earnings	952,011	828,040	866,679
Accumulated other comprehensive loss	(119,994)	(115,790)	(131,299)
Common stock held in treasury, at cost	(744,217)	(641,875)	(652,782)
Total stockholders’ equity	1,817,998	1,290,816	1,808,127
Total liabilities and stockholders’ equity	$3,796,541	$2,456,433	$3,836,452

Certain amounts in the consolidated balance sheets as of June 30, 2021 and December 31, 2021 have been reclassified in order to conform to the 2022 presentation.

(1)See reconciliation of reported AFF earning asset balances to AFF earning asset balances adjusted to exclude the impacts of purchase accounting in the “Reconciliations of Non-GAAP Financial Measures to GAAP Financial Measures” section elsewhere in this release.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION
(UNAUDITED)

The Company’s reportable segments are as follows:

•U.S. pawn
•Latin America pawn
•Retail POS payment solutions (AFF)

The Company provides revenues, cost of revenues, operating expenses, pre-tax operating income and earning assets by segment. Operating expenses include salary and benefit expense of pawn-store-level employees, occupancy costs, bank charges, security, insurance, utilities, supplies and other costs incurred by the pawn stores. Additionally, costs incurred in operating AFF have been classified as operating expenses, which include salary and benefit expense of certain operations focused departments, merchant partner incentives, bank and other payment processing charges, credit reporting costs, information technology costs, advertising costs and other operational costs incurred by AFF. Administrative expenses and amortization expense of intangible assets related to the purchase of AFF are not included in the segment pre-tax operating income.

U.S. Pawn Segment Results

The following table details earning assets, which consist of pawn loans and inventories, as well as other earning asset metrics of the U.S. pawn segment as of June 30, 2022 as compared to June 30, 2021 (dollars in thousands, except as otherwise noted):

	As of June 30,
	2022	2021	Increase
U.S. Pawn Segment
Earning assets:
Pawn loans	$271,255	$203,838	33%
Inventories	185,921	144,083	29%
	$457,176	$347,921	31%

Average outstanding pawn loan amount (in ones)	$222	$209	6%

Composition of pawn collateral:
General merchandise	35%	35%
Jewelry	65%	65%
	100%	100%

Composition of inventories:
General merchandise	45%	49%
Jewelry	55%	51%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.7 times	3.1 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the U.S. pawn segment for the three months ended June 30, 2022 as compared to the three months ended June 30, 2021 (dollars in thousands):

	Three Months Ended
	June 30,
	2022	2021	Increase
U.S. Pawn Segment
Revenue:
Retail merchandise sales	$195,369	$173,254	13%
Pawn loan fees	87,743	66,942	31%
Wholesale scrap jewelry sales	15,673	6,846	129%
Total revenue	298,785	247,042	21%

Cost of revenue:
Cost of retail merchandise sold	114,390	95,599	20%
Cost of wholesale scrap jewelry sold	13,282	5,387	147%
Total cost of revenue	127,672	100,986	26%

Net revenue	171,113	146,056	17%

Segment expenses:
Operating expenses	101,242	93,574	8%
Depreciation and amortization	5,868	5,347	10%
Total segment expenses	107,110	98,921	8%

Segment pre-tax operating income	$64,003	$47,135	36%

Operating metrics:
Retail merchandise sales margin	41%	45%
Net revenue margin	57%	59%
Segment pre-tax operating margin	21%	19%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the U.S. pawn segment for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021 (dollars in thousands):

	Six Months Ended
	June 30,
	2022	2021	Increase
U.S. Pawn Segment
Revenue:
Retail merchandise sales	$400,311	$363,211	10%
Pawn loan fees	178,082	143,339	24%
Wholesale scrap jewelry sales	32,197	16,049	101%
Total revenue	610,590	522,599	17%

Cost of revenue:
Cost of retail merchandise sold	234,108	202,129	16%
Cost of wholesale scrap jewelry sold	27,812	12,900	116%
Total cost of revenue	261,920	215,029	22%

Net revenue	348,670	307,570	13%

Segment expenses:
Operating expenses	200,064	188,821	6%
Depreciation and amortization	11,455	10,729	7%
Total segment expenses	211,519	199,550	6%

Segment pre-tax operating income	$137,151	$108,020	27%

Operating metrics:
Retail merchandise sales margin	42%	44%
Net revenue margin	57%	59%
Segment pre-tax operating margin	22%	21%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Latin America Pawn Segment Results

The Company’s management reviews and analyzes certain operating results in Latin America on a constant currency basis because the Company believes this better represents the Company’s underlying business trends. Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. The wholesale scrap jewelry sales in Latin America are priced and settled in U.S. dollars and are not affected by foreign currency translation, as are a small percentage of the operating and administrative expenses in Latin America, which are billed and paid in U.S. dollars. Amounts presented on a constant currency basis are denoted as such. See the “Constant Currency Results” section below for additional discussion of constant currency results.

The following table provides exchange rates for the Mexican peso, Guatemalan quetzal and Colombian peso for the current and prior-year periods:

	June 30,		Favorable /
	2022	2021	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	20.0	19.8	(1)%
Three months ended	20.0	20.1	—%
Six months ended	20.3	20.2	—%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.8	7.7	(1)%
Three months ended	7.7	7.7	—%
Six months ended	7.7	7.7	—%

Colombian peso / U.S. dollar exchange rate:
End-of-period	4,127	3,757	(10)%
Three months ended	3,914	3,690	(6)%
Six months ended	3,914	3,622	(8)%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table details earning assets, which consist of pawn loans and inventories as well as other earning asset metrics of the Latin America pawn segment as of June 30, 2022 as compared to June 30, 2021 (dollars in thousands, except as otherwise noted):

				Constant Currency Basis
				As of
				June 30,
	As of June 30,			2022	Increase
	2022	2021	Increase	(Non-GAAP)	(Non-GAAP)
Latin America Pawn Segment
Earning assets:
Pawn loans	$114,453	$108,328	6%	$115,482	7%
Inventories	74,607	72,872	2%	75,278	3%
	$189,060	$181,200	4%	$190,760	5%

Average outstanding pawn loan amount (in ones)	$80	$80	—%	$81	1%

Composition of pawn collateral:
General merchandise	69%	67%
Jewelry	31%	33%
	100%	100%

Composition of inventories:
General merchandise	70%	64%
Jewelry	30%	36%
	100%	100%

Percentage of inventory aged greater than one year	1%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	4.2 times	4.4 times

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the Latin America pawn segment for the three months ended June 30, 2022 as compared to the three months ended June 30, 2021 (dollars in thousands):

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			June 30,
	June 30,			2022	Increase
	2022	2021	Increase	(Non-GAAP)	(Non-GAAP)
Latin America Pawn Segment
Revenue:
Retail merchandise sales	$102,888	$92,313	11%	$102,841	11%
Pawn loan fees	46,324	42,967	8%	46,304	8%
Wholesale scrap jewelry sales	8,175	7,256	13%	8,175	13%
Total revenue	157,387	142,536	10%	157,320	10%

Cost of revenue:
Cost of retail merchandise sold	64,919	57,825	12%	64,888	12%
Cost of wholesale scrap jewelry sold	6,613	6,545	1%	6,609	1%
Total cost of revenue	71,532	64,370	11%	71,497	11%

Net revenue	85,855	78,166	10%	85,823	10%

Segment expenses:
Operating expenses	48,053	45,554	5%	48,048	5%
Depreciation and amortization	4,553	4,534	—%	4,559	1%
Total segment expenses	52,606	50,088	5%	52,607	5%

Segment pre-tax operating income	$33,249	$28,078	18%	$33,216	18%

Operating metrics:
Retail merchandise sales margin	37%	37%		37%
Net revenue margin	55%	55%		55%
Segment pre-tax operating margin	21%	20%		21%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income and other operating metrics of the Latin America pawn segment for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021 (dollars in thousands):

				Constant Currency Basis
				Six Months
				Ended
	Six Months Ended			June 30,
	June 30,			2022	Increase
	2022	2021	Increase	(Non-GAAP)	(Non-GAAP)
Latin America Pawn Segment
Revenue:
Retail merchandise sales	$200,765	$174,398	15%	$201,673	16%
Pawn loan fees	87,804	82,092	7%	88,202	7%
Wholesale scrap jewelry sales	24,456	18,428	33%	24,456	33%
Total revenue	313,025	274,918	14%	314,331	14%

Cost of revenue:
Cost of retail merchandise sold	127,415	108,448	17%	127,987	18%
Cost of wholesale scrap jewelry sold	20,298	16,229	25%	20,392	26%
Total cost of revenue	147,713	124,677	18%	148,379	19%

Net revenue	165,312	150,241	10%	165,952	10%

Segment expenses:
Operating expenses	93,595	87,631	7%	94,032	7%
Depreciation and amortization	8,954	8,797	2%	9,013	2%
Total segment expenses	102,549	96,428	6%	103,045	7%

Segment pre-tax operating income	$62,763	$53,813	17%	$62,907	17%

Operating metrics:
Retail merchandise sales margin	37%	38%		37%
Net revenue margin	53%	55%		53%
Segment pre-tax operating margin	20%	20%		20%

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Results

The Company completed the AFF acquisition on December 17, 2021, and the results of operations of AFF have been consolidated since the acquisition date. As a result of purchase accounting, AFF’s as reported earning assets, consisting of leased merchandise and finance receivables, contain significant fair value adjustments. The fair value adjustments will be amortized over the life of the lease contracts and finance receivables acquired at the time of acquisition, which is approximately one year from the date of the acquisition. The Company expects the fair value adjustments impacting AFF’s earning assets and segment earnings will be minimal in 2023 and beyond.

The following table provides a detail of leased merchandise as reported and as adjusted to exclude the impacts of purchase accounting as of June 30, 2022 (in thousands):

	As of June 30, 2022
	As Reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
Leased merchandise, before allowance for lease losses (1)	$188,025	$15,174	$203,199
Less allowance for lease losses	(69,101)	(16,913)	(86,014)
Leased merchandise, net	$118,924	$(1,739)	$117,185

(1)    As reported acquired leased merchandise was recorded at fair value (which includes estimates for charge-offs) in conjunction with purchase accounting. Adjustment represents the difference between the original depreciated cost and fair value of the remaining acquired leased merchandise.

The following table provides a detail of finance receivables as reported and as adjusted to exclude the impacts of purchase accounting as of June 30, 2022 (in thousands):

	As of June 30, 2022
	As Reported (GAAP)	Adjustments	Adjusted (Non-GAAP)
Finance receivables, before allowance for loan losses (1)	$199,555	$(14,970)	$184,585
Less allowance for loan losses	(73,936)	—	(73,936)
Finance receivables, net	$125,619	$(14,970)	$110,649

(1)    As reported acquired finance receivables was recorded at fair value in conjunction with purchase accounting. Adjustment represents the difference between the original amortized cost basis and fair value of the remaining acquired finance receivables.

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income as reported and as adjusted to exclude the impacts of purchase accounting for the three months ended June 30, 2022 (in thousands):

	Three Months Ended June 30, 2022
	As Reported		Adjusted
	(GAAP)	Adjustments	(Non-GAAP)
Retail POS Payment Solutions Segment
Revenue:
Leased merchandise income	$147,700	$—	$147,700
Interest and fees on finance receivables	43,744	11,514	55,258
Total revenue	191,444	11,514	202,958

Cost of revenue:
Depreciation of leased merchandise	82,605	(1,598)	81,007
Provision for lease losses	38,035	—	38,035
Provision for loan losses	26,800	—	26,800
Total cost of revenue	147,440	(1,598)	145,842

Net revenue	44,004	13,112	57,116

Segment expenses:
Operating expenses	31,260	—	31,260
Depreciation and amortization	699	—	699
Total segment expenses	31,959	—	31,959

Segment pre-tax operating income	$12,045	$13,112	$25,157

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

The following table presents segment pre-tax operating income as reported and as adjusted to exclude the impacts of purchase accounting for the six months ended June 30, 2022 (in thousands):

	Six Months Ended June 30, 2022
	As Reported		Adjusted
	(GAAP)	Adjustments	(Non-GAAP)
Retail POS Payment Solutions Segment
Revenue:
Leased merchandise income	$297,647	$—	$297,647
Interest and fees on finance receivables	86,193	27,687	113,880
Total revenue	383,840	27,687	411,527

Cost of revenue:
Depreciation of leased merchandise	176,311	(5,957)	170,354
Provision for lease losses	77,855	—	77,855
Provision for loan losses	51,497	—	51,497
Total cost of revenue	305,663	(5,957)	299,706

Net revenue	78,177	33,644	111,821

Segment expenses:
Operating expenses	60,192	—	60,192
Depreciation and amortization	1,381	—	1,381
Total segment expenses	61,573	—	61,573

Segment pre-tax operating income	$16,604	$33,644	$50,248

FIRSTCASH HOLDINGS, INC.
OPERATING INFORMATION (CONTINUED)
(UNAUDITED)

Consolidated Results of Operations

The following table reconciles pre-tax operating income of the Company’s U.S. pawn segment, Latin America pawn segment and retail POS payment solutions segment discussed above to consolidated net income (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Consolidated Results of Operations
Segment pre-tax operating income:
U.S. pawn	$64,003	$47,135	$137,151	$108,020
Latin America pawn	33,249	28,078	62,763	53,813
Retail POS payment solutions (1)	12,045	—	16,604	—
Consolidated segment pre-tax operating income	109,297	75,213	216,518	161,833

Corporate expenses and other income:
Administrative expenses	37,068	27,398	73,931	58,397
Depreciation and amortization	14,862	1,021	29,734	1,988
Interest expense	16,246	7,198	32,467	14,428
Interest income	(222)	(119)	(898)	(277)
Loss (gain) on foreign exchange	27	(577)	(453)	(310)
Merger and acquisition expenses	314	1,086	979	1,252
Gain on revaluation of contingent acquisition consideration	(65,559)	—	(62,989)	—
Other expenses (income), net	(3,062)	401	(2,885)	1,279
Total corporate expenses and other income	(326)	36,408	69,886	76,757

Income before income taxes	109,623	38,805	146,632	85,076

Provision for income taxes	23,515	10,378	32,519	22,934

Net income	$86,108	$28,427	$114,113	$62,142

(1)    The AFF segment results are significantly impacted by certain purchase accounting adjustments as noted in the retail POS payment solutions segment results of operations above. Adjusted retail POS payment solutions segment pre-tax operating income excluding such purchase accounting adjustments was $25 million and $50 million for the three and six months ended June 30, 2022, respectively.

FIRSTCASH HOLDINGS, INC.
PAWN STORE COUNT ACTIVITY

As of June 30, 2022, the Company operated 2,834 pawn store locations comprised of 1,076 stores in 25 U.S. states and the District of Columbia, 1,669 stores in 32 states in Mexico, 60 stores in Guatemala, 15 stores in Colombia and 14 stores in El Salvador.

The following tables detail pawn store count activity for the three and six months ended June 30, 2022:

	Three Months Ended June 30, 2022
	U.S.	Latin America	Total
Total locations, beginning of period	1,078	1,751	2,829
New locations opened (1)	—	9	9
Locations acquired	1	—	1
Consolidation of existing pawn locations (2)	(3)	(2)	(5)
Total locations, end of period	1,076	1,758	2,834

	Six Months Ended June 30, 2022
	U.S.	Latin America	Total
Total locations, beginning of period	1,081	1,744	2,825
New locations opened (1)	—	19	19
Locations acquired	1	—	1
Consolidation of existing pawn locations (2)	(6)	(5)	(11)
Total locations, end of period	1,076	1,758	2,834

(1)In addition to new store openings, the Company strategically relocated two stores in the U.S. during the three months ended June 30, 2022. During the six months ended June 30, 2022, the Company relocated two stores in the U.S. and one store in Latin America.

(2)Store consolidations were primarily acquired locations over the past five years which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

As of June 30, 2022, AFF provided LTO and retail POS solutions for consumer goods and services through a nationwide network of approximately 7,600 active retail merchant partner locations.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted retail POS payment solutions segment metrics and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses, including the Company’s transaction expenses incurred in connection with its acquisition of AFF, and the impacts of purchase accounting with respect to the AFF acquisition in order to allow more accurate comparisons of the financial results to prior periods, which include the Company’s transaction expenses incurred in connection with its acquisition of AFF. In addition, the Company does not consider these merger and acquisition expenses to be related to the organic operations of the acquired businesses or its continuing operations, and such expenses are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and to improve comparability of current periods presented with prior periods.

In conjunction with the Cash America merger in 2016, the Company recorded certain lease intangibles related to above- or below-market lease liabilities of Cash America which are included in the operating lease right of use asset on the consolidated balance sheets. As the Company continues to opportunistically purchase real estate from landlords at certain Cash America stores, the associated lease intangible, if any, is written off and gain or loss is recognized. The Company has adjusted the applicable financial measures to exclude these gains or losses given the variability in size and timing of these transactions and because they are non-cash, non-operating gains or losses. The Company believes this improves comparability of operating results for current periods presented with prior periods.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following table provides a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

	Three Months Ended June 30,				Six Months Ended June 30,
	2022		2021		2022		2021
	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share	In Thousands	Per Share
Net income and diluted earnings per share, as reported	$86,108	$1.81	$28,427	$0.70	$114,113	$2.38	$62,142	$1.52
Adjustments, net of tax:
Merger and acquisition expenses	242	0.01	826	0.02	753	0.02	942	0.02
Non-cash foreign currency (gain) loss related to lease liability	(12)	—	(524)	(0.02)	(496)	(0.01)	(103)	—
AFF purchase accounting adjustments (1)	21,011	0.44	—	—	47,736	1.00	—	—
Gain on revaluation of contingent acquisition consideration (2)	(53,833)	(1.13)	—	—	(51,854)	(1.08)	—	—
Other expenses (income), net (3)	(2,357)	(0.05)	309	0.01	(2,221)	(0.05)	985	0.02
Adjusted net income and diluted earnings per share	$51,159	$1.08	$29,038	$0.71	$108,031	$2.26	$63,966	$1.56

(1)See detail of the AFF purchase accounting adjustments below.

(2)The seller of AFF has the right to receive up to $250 million and up to $50 million of additional consideration if AFF achieves certain adjusted EBITDA targets for the period consisting of the fourth quarter of 2021 through the end of 2022 and the first half of 2023, respectively. In addition, the seller of AFF has the right to receive up to an additional $75 million of consideration based on the performance of the Company’s stock through February 28, 2023. The Company estimated the fair value of this contingent consideration payable to the seller of AFF as of the acquisition date and revalues the contingent consideration to fair value at the end of each reporting period with changes in the fair value recognized in the consolidated statements of income. The gain is a result of a net decrease in the estimated fair value of the contingent consideration payable to the seller of AFF as of June 30, 2022.

(3)For both the three and six months ended June 30, 2022, primarily includes a $2 million gain, net of tax, recognized as a result of a cash distribution received from a non-operating investment acquired in conjunction with the Cash America merger. The Company has elected to exclude the gain from adjusted earnings given the non-operating nature of the income.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

The following tables provide a reconciliation of the gross amounts, the impact of income taxes and the net amounts for the adjustments included in the table above (in thousands):

	Three Months Ended June 30,
	2022			2021
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$314	$72	$242	$1,086	$260	$826
Non-cash foreign currency gain related to lease liability	(17)	(5)	(12)	(749)	(225)	(524)
AFF purchase accounting adjustments (1)	27,287	6,276	21,011	—	—	—
Gain on revaluation of contingent acquisition consideration	(65,559)	(11,726)	(53,833)	—	—	—
Other expenses (income), net	(3,062)	(705)	(2,357)	401	92	309
Total adjustments	$(41,037)	$(6,088)	$(34,949)	$738	$127	$611

	Six Months Ended June 30,
	2022			2021
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Merger and acquisition expenses	$979	$226	$753	$1,252	$310	$942
Non-cash foreign currency gain related to lease liability	(709)	(213)	(496)	(147)	(44)	(103)
AFF purchase accounting adjustments (1)	61,995	14,259	47,736	—	—	—
Gain on revaluation of contingent acquisition consideration	(62,989)	(11,135)	(51,854)	—	—	—
Other expenses (income), net	(2,885)	(664)	(2,221)	1,279	294	985
Total adjustments	$(3,609)	$2,473	$(6,082)	$2,384	$560	$1,824

(1)The following table details AFF purchase accounting adjustments for the three and six months ended June 30, 2022 (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2022			2022
	Pre-tax	Tax	After-tax	Pre-tax	Tax	After-tax
Amortization of fair value premium on acquired finance receivables	$11,514	$2,649	$8,865	$27,687	$6,368	$21,319
Amortization of fair value premium on acquired leased merchandise	1,598	367	1,231	5,957	1,370	4,587
Amortization of acquired intangible assets	14,175	3,260	10,915	28,351	6,521	21,830
Total AFF purchase accounting adjustments	$27,287	$6,276	$21,011	$61,995	$14,259	$47,736

The fair value premium on acquired finance receivables and leased merchandise was a result of recognizing these acquired assets at fair value in purchase accounting, the amortization of which is non-cash. There is approximately $15 million of fair value premium related to acquired finance receivables remaining and $2 million of fair value premium related to acquired leased merchandise remaining, which are expected to be substantially amortized by the end of 2022. The acquired intangible assets will be amortized through 2028.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2022	2021	2022	2021	2022	2021
Net income	$86,108	$28,427	$114,113	$62,142	$176,880	$109,930
Provision for income taxes	23,515	10,378	32,519	22,934	51,178	35,939
Depreciation and amortization	25,982	10,902	51,524	21,514	75,916	42,621
Interest expense	16,246	7,198	32,467	14,428	50,425	28,380
Interest income	(222)	(119)	(898)	(277)	(1,317)	(1,107)
EBITDA	151,629	56,786	229,725	120,741	353,082	215,763
Adjustments:
Merger and acquisition expenses	314	1,086	979	1,252	15,176	2,366
Non-cash foreign currency (gain) loss related to lease liability	(17)	(749)	(709)	(147)	82	(2,842)
AFF purchase accounting adjustments (1)	13,112	—	33,644	—	80,006	—
Gain on revaluation of contingent acquisition consideration	(65,559)	—	(62,989)	—	(80,860)	—
Other expenses (income), net	(3,062)	401	(2,885)	1,279	(3,215)	4,539
Loss on extinguishment of debt	—	—	—	—	—	11,737
Adjusted EBITDA	$96,417	$57,524	$197,765	$123,125	$364,271	$231,563

(1)Excludes $14 million, $28 million and $30 million of amortization expense related to identifiable intangible assets as a result of the AFF acquisition for the three months, six months and trailing twelve months ended June 30, 2022, respectively, which is already included in the add back of depreciation and amortization to calculate EBITDA.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

					Trailing Twelve
	Three Months Ended		Six Months Ended		Months Ended
	June 30,		June 30,		June 30,
	2022	2021	2022	2021	2022	2021
Cash flow from operating activities	$106,622	$44,575	$226,767	$113,749	$336,322	$192,714
Cash flow from certain investing activities:
Pawn loans, net (1)	(49,648)	(50,886)	(32,265)	(8,492)	(97,113)	(79,945)
Finance receivables, net	(23,607)	—	(23,546)	—	(29,390)	182
Purchases of furniture, fixtures, equipment and improvements	(12,658)	(11,534)	(19,686)	(21,025)	(40,683)	(38,092)
Free cash flow	20,709	(17,845)	151,270	84,232	169,136	74,859
Merger and acquisition expenses paid, net of tax benefit	242	826	753	942	11,683	1,787
Adjusted free cash flow	$20,951	$(17,019)	$152,023	$85,174	$180,819	$76,646

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Segment Purchase Accounting Adjustments

Management believes the presentation of certain retail POS payment solutions segment metrics adjusted to exclude the impacts of purchase accounting provides investors with greater transparency and provides a more complete understanding of AFF’s financial performance and prospects for the future by excluding the impacts of purchase accounting, which management believes is non-operating in nature and not representative of AFF’s core operating performance. See the retail POS payment solutions segment tables above for additional reconciliations of certain amounts adjusted to exclude the impacts of purchase accounting to as reported GAAP amounts.

Additionally, the following table provides a reconciliation of consolidated total revenue presented in accordance with GAAP to adjusted total revenue, which excludes the impacts of purchase accounting (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Total revenue, as reported	$647,616	$389,578	$1,307,455	$797,517
Adjustments:
AFF purchase accounting adjustments (1)	11,514	—	27,687	—
Adjusted total revenue	$659,130	$389,578	$1,335,142	$797,517

(1)Adjustment relates to the net amortization of the fair value premium on acquired finance receivables, which is recognized as an adjustment to interest income on an effective yield basis over the lives of the acquired finance receivables. See the retail POS payment solutions segment tables above for additional segment level reconciliations.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar. However, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are primarily transacted in local currencies.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. Business operations in Mexico, Guatemala and Colombia are transacted in Mexican pesos, Guatemalan quetzales and Colombian pesos. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar. See the Latin America pawn segment tables elsewhere in this release for an additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com